Eagle Ford Oil and Gas Corp 8-K

COMPANY AGREEMENT

OF

EFOGC – EAST PEARSALL, LLC

(A Texas Limited Liability Company)

Dated as of June 4, 2012

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COMPANY AGREEMENT

OF

EFOGC – EAST PEARSALL, LLC

This COMPANY AGREEMENT, dated effective as of June 4, 2012 (as amended from time to time, this “Agreement”), is adopted by EFOGC – EAST PEARSALL, LLC,  a Texas limited liability company (the “Company”), EAGLE FORD OIL AND GAS CORP, a Nevada corporation and sole manager of the Company (the “Manager”), and each of the individuals and/or entities identified in Exhibit  A, as Members of the Company. Defined terms used herein and not otherwise defined are set forth Section 13.1.

W I T N E S S E T H :

WHEREAS, the Company has been organized as a limited liability company under the Texas Business Organizations Code (the “Texas Act”), by virtue of the filing of the Certificate of Formation in the office of the Secretary of State of Texas; and

WHEREAS, the parties hereto desire to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Members and the Managers in connection therewith;

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained from the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

GENERAL

SECTION .1 Formation.  The Company has been organized as a limited liability company under the  Texas Act by virtue of the filing of the Certificate of  Formation of the Company in the office of the Secretary of State of the State of Texas.  Upon the adoption of this Agreement, the rights of the Members in connection with regulation and management of the Company shall be as provided for in this.

SECTION .2 Name.  The name of the Company shall be “EFOGC – EAST PEARSALL, LLC” The business of the Company shall be conducted under the name “EFOGC – EAST PEARSALL, LLC,” or such other name or names as the Board of Managers (also described and defined herein as the “Board Managers”) shall determine from time to time.

SECTION .3 Period of Duration.  The Company’s existence  as a Texas limited liability company commenced on the date upon which the Certificate of Formation was filed in the office of the Secretary of State of the State of Texas, and the period of duration of the Company shall be perpetual, unless it is earlier wound up in accordance with the provisions of this Agreement.

SECTION .4 Registered Office and Registered Agent.  The address of the registered office of the Company in the State of Texas shall be Nine Greenway Plaza, #3100 Houston, Texas 77046 until such time as the Company shall change its registered office in accordance with the provisions of the Texas Act.  The registered agent of the Company shall be John R. Boyer, Jr.,  until such time as the Company shall change its registered agent in accordance with the Texas Act.  The registered office or registered agent of the Company may be changed from time to time by resolution of the Board of Managers.

SECTION .5 Principal Office.  The principal office of the Company in the United States shall be such place as the Board of Managers shall determine from time to time.

SECTION .6 Qualification in Other Jurisdictions.  The Board of Managers shall cause the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which the Board of Managers determines in its sole discretion that such qualification, formation or registration is necessary or appropriate.  Any officer of the Company designated by the Board of Managers shall have the authority to execute, deliver and file such certificates and other instruments (and any amendments or restatements thereof) as are necessary for the Company to be qualified, formed or registered under limited liability company acts, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business.

PURPOSES AND POWERS

SECTION .1 Purposes.  The Company has been organized for the purposes of conducting any and all other lawful business for which a limited liability company may be formed under the Texas Act, relating to the Amac Leases, subject to any limitations set forth in the Certificate of Formation.

SECTION .2 Powers.  Subject to any express limitations set forth in this Agreement, the Company shall have all such powers as are necessary or appropriate to carry out the purposes of the Company, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Texas Act in any state, territory, district or possession of the United States or in any foreign country;

(b) to acquire (by purchase, lease, contribution of property or otherwise), own, hold, operate, maintain, improve, lease, sell, convey, mortgage, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(c) to enter into, perform and carry out contracts and leases (including, but not limited to, contracts and leases with any Member, Manager or officer of the Company or any Affiliate thereof) necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(d) to extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any contracts or leases entered into by the Company;

(e) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other securities or obligations of or interests in domestic or foreign corporations, associations, general or limited partnerships, trusts or limited liability companies;

(f) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the real and personal property of the Company;

(g) to lend money for any proper purpose, to invest and reinvest its funds, and to take and hold real and personal property for the payment of funds so loaned or invested;

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in the name of the Company or otherwise, and to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;

(i) to appoint employees and agents of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with and subject to applicable law and to obtain any and all types of insurance; and

(k) to take all such other actions and to make, execute, acknowledge and file any and all documents or instruments related to the exercise of any of the foregoing powers or otherwise necessary, convenient or incidental to the accomplishment of the purposes of the Company.

MEMBERS

SECTION .1 Admission of Members.

(a) Each Person identified in Exhibit A has been admitted to the Company as a Member in consideration of the Capital Contributions set forth on Exhibit A, and has become a Member for purposes of Section 101.103 of the Texas Act). Exhibit A also designates the Class or Series of such Membership Interests held by each of the Members.

(b) Any Person (other than an existing Member) to whom Membership Interests of any class or series are issued by the Company after the date hereof pursuant to this Agreement shall be admitted to the Company as an Additional Member upon compliance with the applicable requirements set forth in Section 4.4(b).

(c) Any Person to whom Membership Interests of any class or series are Transferred in accordance with the terms and conditions of this Agreement shall be admitted to the Company as an Additional Member upon compliance with the applicable requirements set forth in Section 4.5.

SECTION .2 No Liability for Company Obligations.  Without limiting the generality of Section 11.1, no Member shall be liable for the debts, liabilities and obligations of the Company, including any debts, liabilities and obligations under a judgment, decree or order of a court.

SECTION .3 Outside Activities.  Neither a Member nor any of its Affiliates, shareholders, partners, members, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever.  Each of the Managers, Members and its Affiliates, shareholders, partners, members, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.  Neither a Manager, Member nor any of their respective Affiliates, shareholders, partners, members, managers, officers or employees shall be obligated by virtue of this Agreement to present any particular business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken, pursued or developed by the Company, and such Person shall have the right to take, pursue and develop any such opportunity for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to present or recommend it to any third party.  Neither the Company nor any Member shall have any rights or claims by virtue of this Agreement or the relationships created hereby in any activities or business ventures of any Member or its Affiliates, shareholders, partners, members, managers, officers and employees (it being expressly understood and agreed that any and all such rights and claims are hereby irrevocably waived by each Member on its behalf and on behalf of the Company).  Notwithstanding the foregoing, no Class B Member or any Affiliate thereof shall participate in any oil and gas operation in or outside of Frio County except though the Company, unless the Class A Member is first provided a right of first refusal to participate in such proposed oil and gas operations.

SECTION .4 No Resignation or Withdrawal by Members.  Except in connection with a Transfer of all of its Interest in accordance with the terms and conditions set forth in this Agreement or as otherwise agreed to in writing by the Members, no Member shall be entitled to resign or withdraw from the Company.  A Member who effects a Transfer of all of its Membership Interests in accordance with the terms of this Agreement shall be deemed to have withdrawn from the Company effective as of the effective date of such Transfer.

CAPITAL CONTRIBUTIONS;

MEMBERSHIP INTERESTS; AUTHORIZED SECURITIES

SECTION .1 Capital Contributions.

(a) Each of the Members has made or shall immediately make the Capital Contributions set forth on Exhibit A.

(b) A Transferee Member, upon admission to the Company as a Member in accordance herewith, shall be credited with the Capital Contributions of its transferor.

(c) Subject to prior approval by all the Members and the preemptive rights of Members set forth in Section 4.6, the Company may from time to time solicit and accept Additional Capital Contributions from the Members in accordance with Section 4.4(b). Each such Additional Capital Contribution shall be paid to the Company in immediately available funds in United States dollars, (i) by certified or official bank check or checks, (ii) wire transfer to such account as has heretofore been designated in writing by the Company or (iii) in such other manner as shall be approved by the Board of Managers and  the Members. No Member shall be obligated to make any Additional Capital Contributions to the Company at any time, but will be subject to reasonable dilution of its interest in the Company if they do not fully pay their allocable share of the required funds that such Member has agreed to as provided above, as set forth in any offering or solicitation materials prepared in connection with the solicitation, which have been approved by the Board of Managers and all the Members.  Any action pursuant to this Section 4.1 which could result in a Change of Control shall be expressly conditioned on approval by the Class A Member and shall be void if such approval is not obtained prior to such action.

(d)  If the Company does not have sufficient cash to pay its obligations, any Member or Members that may agree to do so with the prior approval of the Board of Managers and by all the Members, advance all or part of the needed funds to or on behalf of the Company.  An advance described in this Section 4.1(d) shall constitute a loan from the Member or Members to the Company, on such terms as may be agreed to by the Company and the lending Member and shall not be a Capital Contribution.  The actual terms of such loan or loans shall be upon such terms and conditions as have been approved by the Board of Managers and all the Members.

SECTION .2 Nature of Membership Interests.  An Interest is personal property.  A Member has no rights in respect of or interest in specific property of the Company.

SECTION .3 Authorized Class of Membership Interests.   The Membership Interests in the Company shall consist of two classes of interests which shall be referred to as: Class A Membership Interests and Class B Membership Interests, which shall be collectively referred to as “Membership Interests”. The initial allocation of Membership Interests shall be in the amounts set forth on Exhibit A.  Upon the occurrence of the “Class A Cancellation Event,” other than as it relates to the Class A Initial Royalty or the Class A Primary Royalty, (i) the Class A Membership Interests will be automatically cancelled without any further action on the part of the Company or any of the Members and thereafter the Class A Membership Interests shall no longer deemed to be ownership interests in the Company or have any other rights under this Agreement and (ii) the Class A Security Agreement shall be immediately released.

SECTION .4 Issuance of additional Membership Interests and Other Securities.

(a) Subject to prior approval of all the Members, the Company may issue additional Membership Interests in order to raise capital for operations, to redeem or retire any indebtedness, or for any other lawful purpose.  The additional Membership Interests may be issued either to existing Members or to any other Persons who upon admission to the Company in accordance herewith shall become Members, subject to the terms of the Members Agreement.

There shall be no limit on the number of Membership Interests that may be so issued, if so approved by all the Members.  The Company may assume liabilities in connection with the issuance of additional Membership Interests if the Board of Managers so determines in its sole discretion and if so approved by all the Members.  The Board of Managers shall have sole and complete discretion in determining the consideration for, and the terms and conditions of, any future issuance of Membership Interests, if so approved by all the Members.  In connection with any such issuance, the officers of the Company shall do all such things as they determine are necessary or appropriate, including, but not limited to, the filing of any certificates or other documents with any federal, state or other governmental agency. The admission of any Person as a Member upon the issuance of additional Membership Interests pursuant to this Section 4.4(a) shall be effective only when (i) such Person executes and delivers to the Company an appropriate document in which (A) such Person  agrees that his ownership of such Membership Interests shall be subject to, and that he shall comply with all of the terms and conditions of this Agreement, (B) such Person agrees that he shall comply with all the terms and conditions of the Members Agreement and (C) such Person confirms that the representations and warranties contained in Section 14.2 are true and correct with respect to such Person as of the date upon which the issuance of the Membership Interests is effective, and (ii) such documents have been delivered to and approved by the Company.

(b) The Company may also issue any other type of security of the Company from time to time to the Members or other Persons on terms and conditions established by the Board of Managers in its sole discretion, if so approved by all the Members, which securities may include nonconvertible debt obligations of the Company, debt obligations of the Company convertible into Membership Interests of any class or series, options, rights or warrants to purchase any such Membership Interests or any combination of the foregoing.

SECTION .5 Transfer of Membership Interests/Preemptive Rights.

(a) To the extent permitted under applicable law and if so approved by all the Members, the Membership Interests shall be freely transferable to a Permitted Transferee and otherwise freely transferable, subject to compliance with the terms of this Agreement whether voluntarily, by operation of law or otherwise, to any Person (a “Transferee”).  Notwithstanding the foregoing, no transfer of Membership Interests shall be made or permitted if it would to the extent that it would result in a Change of Control of the Company, unless such Change of Control is approved by the Class A Member.  The admission of any Transferee as a Member shall be effective only when (i) such Transferee executes and delivers to the Company an appropriate document in which (A) such Transferee  agrees that its ownership of such Membership Interests shall be subject to, and that he shall comply with all of, the terms and conditions of this Agreement, and (B) such Transferee confirms that the representations and warranties contained in Section 14.2 are true and correct with respect to such Transferee as of the date upon which the Transfer of the Membership Interests is effective and (ii) such documents have been delivered to and approved by the Company, which approval may not be unreasonably withheld or delayed.  Any purported Transfer in violation of any provision hereof shall be void and without effect and shall not Transfer any interest or title in Membership Interests to the purported Transferee.

(b) Notwithstanding the foregoing, no Record Holder of any Membership Interests shall Transfer or attempt to Transfer any Membership Interests held by it if such action would constitute a violation of any applicable registration or qualification requirements under the Securities Act or any state securities or blue sky laws.  Before recognizing the Transfer and admitting the Transferee as a Member, the Board of Managers shall be entitled to require the transferor Member and/or the Transferee to deliver to the Company an opinion of counsel reasonably acceptable to the Company, or such other evidence as the Company shall reasonably require, to the effect that such proposed Transfer would not result in a violation of such requirements or laws.

(c) Preemptive Rights of Members.  No Members shall have preemptive rights, as described in this section, with respect to (i)  the issuance or sale of Membership Interests of any class or series or (ii) the issuance or sale of any other securities of the Company, collectively referred to as “Membership Securities Offerings”). Each Member shall be entitled to participate in such Membership Securities Offerings as set forth on Exhibit C.

SECTION .6 No Return of Capital Contributions.  Except as expressly provided herein, a Member shall not be entitled to the return of any part of its Capital Contributions or to be paid any interest, salary or drawing in respect of his or its Capital Contributions or Capital Account.  A Capital Contribution which has not been repaid is and shall remain a liability of the Company.

SECTION .7 Loans from Members.  Loans by a Member to the Company shall not be considered Capital Contributions.

SECTION .8 Membership Interest Certificates; Membership Interest Register.  The Membership Interests shall initially not be certificated. Notwithstanding the foregoing, the Company may in the future issue certificates evidencing membership interests in such form as determined by the Board of Managers representing all Membership Interests to which Members are entitled.  Each certificate shall state on the face thereof the Member’s name and the number and class of Membership Interests, and shall be signed by the President or any Vice President and the Secretary.  The Company shall maintain at its principal office a register (the “Membership Interest Register”) of all Membership Interests issued by the Company and their transfer and exchange.  The Membership Interest Register shall set forth (i) the names and addresses of each Record Holder of any Membership Interests issued by the Company, (ii) the Membership Interest certificate number, (iii) the number of Membership Interests owned by each such Record Holder and (iv) the class of such Membership Interest.

SECTION .9 Record Holders.  Except as otherwise required by law, the Company shall be entitled to recognize the exclusive right of the Record Holder of Membership Interests to receive distributions in respect of such Membership Interests and to vote as the owner of such Membership Interests, and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interests on the part of any other Person, whether or not the Company shall have notice thereof.

MANAGEMENT

OF THE COMPANY

SECTION .1 General.

(a) Except where any action or approval on the part of the Members is expressly required pursuant to this Agreement or under applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers  consisting of all the Persons designated by the Manager as so serving as managers of the Company (the  “Board of Managers”) and (ii) all decisions regarding any matter set forth herein or otherwise relating to or arising out of the business of the Company shall be made by the Board of Managers.

(b) The Board of Managers shall have the authority to elect the officers of the Company.  Subject to the direction of the Board of Managers, the officers of the Company shall have such authority and perform such duties as are provided in or pursuant to this Agreement.

Except through their delegation of management power and authority to the Board of Managers in accordance herewith or for actions or approvals requiring their consent in this Agreement, the Members in their capacity as Members shall not have any right, power or authority to take part in the management, operation or control of the business and affairs of the Company.  No Members or other Persons (other than the Managers or officers of the Company in their capacities as such) shall be agents of the Company or be authorized to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.  Except as expressly provided in Section 5.2 or elsewhere in this Agreement, or as otherwise required by applicable law, the vote, approval or consent of the Members shall not be required in order to authorize any actions by or on behalf of the Company.

SECTION .2 Certain Limitations.   Notwithstanding anything to the contrary contained in this Article V, the Required Vote of the Members shall be necessary in order to authorize any of the following actions by or on behalf of the Company:

(a) the merger or consolidation of the Company with or into any limited liability company (or, if permitted by law, any other Person);

(b) the sale, lease, exchange or other disposition or encumbrance (including any pledge, mortgage, deed of trust or trust indenture but not including customary and usual terms and conditions of any drilling contract) of all, or substantially all, the property and assets of the Company;

(c) the adoption of any amendment to the Certificate of Formation or this Agreement, except as set forth in Section 14.4;

(d) the winding up and termination of the Company (except in accordance with the provisions of Article XII), other than pursuant to a filing pursuant to the Bankruptcy Code; or

(e) any decision having a material effect on the business, assets or prospects of the Company, including without limitation approval of the drilling partner for the Amac Leases, not to be unreasonably withheld.

SECTION .3 Board of Managers.  The Board of Managers shall consist of all of the Managers of the Company and initially will consist of one Manager.

(a) Qualifications.  Each Manager need not be a natural person.  A  Manager need not be a resident of the State of Texas or a Member.

(b) Initial Board of Managers. The initial Board of Managers shall consist of one Manager,  Eagle Ford Oil and Gas Corp.

(c) Number.  The number of Managers shall be fixed by the Required Vote of the Members. The number of Managers may be increased or decreased from time to time by the Required Vote of the Members subject to the terms of this Agreement.

(d) Election; Term.  Each Manager so elected shall serve until his, her or its successor shall have been duly elected and qualified.

(e) Vacancies.  Any vacancy occurring in the Board of Managers may be filled by the affirmative vote of all the Members.

(f) Removal.  A Manager may be removed at any time, with or without cause, by the Required Vote of the Members.

(g) Resignation.  A Manager may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Board of Managers.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(h) Place of Meetings.  Meetings of the Board of Managers shall be held at such places, either within or without the State of Texas, as may be specified by the person calling the meeting.  In the absence of specific designation, meetings of the Board of Managers shall be held at the principal office of the Company.

(i) Regular Meetings.  The Board of Managers shall meet each year immediately following the annual meeting of the Members, at the place of such meeting, for the transaction of such business as may properly be brought before it.  No notice of annual meetings need be given to the Managers.  Regular meetings may also be held at such other times as shall be designated by the Board of Managers.

(j) Special Meetings.  Special meetings of the Board of Managers shall be held at any time upon the call of the Chief Executive Officer or upon the written request of any Member.  Notice of any such special meeting shall be in writing and shall be given to each  Manager at least two calendar days prior to the date of the meeting in the manner provided in Section 14.3.

(k) Attendance at and Notice of Meetings.  Attendance at a meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except where a  Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

(l) Quorum of and Action by Board of Managers.  A majority of the number of Managers fixed in the manner provided in this Agreement shall constitute a quorum for the transaction of business at any meeting of the Board of Managers.  Except as provided in this Agreement, the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be the act of the Board of Managers.

(m) Action Without Meeting; Telephone or Electronic Communication.  Any action required or permitted to be taken at a meeting of the Board of Managers or members of any committee designated by the Board of Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the number of Managers necessary to have not less than the minimum number of votes that would be necessary to take such action at a meeting at which all of the Managers or committee members, as applicable, were present and voted..  Such consent shall have the same force and effect as a vote at a meeting.  Subject to applicable notice provisions and unless otherwise restricted by the Certificate of Formation, members of the Board of Managers, or members of any committee designated by the Board of Managers, may participate in and hold a meeting by means of conference telephone or similar communications equipment or another suitable electronic communications system (including without limitation video conferencing or the Internet), or any combination thereof, if the telephone or other equipment or system permits each person participating in the meeting to communicate with all other persons participating in the meeting.  Participation in such meeting shall constitute presence in person at such meeting, except where a person’s participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(n) Compensation; Reimbursement of Expenses.  From the initial Capital Contribution made by the Class A Member, the Company shall pay for those expenses described on Exhibit C.  The Manager shall be entitled to receive only such as reasonable compensation for their services (including general and administrative, G&G and or fees and expenses approved by all the Members. No additional compensation or reimbursements shall be made to the Manager or its Affiliates unless approved by all the Members.  In addition, the Class A Member shall, upon request to the Company, be reimbursed  up to $10,000 in attorney’s fees in connection with the formation of the Company.

(o) Committees of the Board of Managers.  The Board of Managers may designate one or more committees, each of which shall be comprised of one or more  Managers.  Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Managers; provided, however, that no Committee shall have authority of the Board of Managers in reference to amending this Agreement, filling any vacancies on the Board of Managers, or authorizing the issuance of any Membership Interests by the Company.  The Board of Managers shall have the power at any time to change the membership of, and to fill vacancies in, any such committee.  A majority of the number of members of any such committee shall constitute a quorum for the transaction of business by such committee unless a greater number is required by a resolution adopted by the Board of Managers.  The act of the majority of the members of a committee present at any meeting at which a quorum is present shall be the act of the committee, unless the act of a greater number is required by a resolution adopted by the Board of Managers.

(p) Minutes.  All decisions and resolutions of the Board of Managers shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting ), the  Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent).  The minutes of all meetings of the Board of Managers shall be kept at the principal office of the Company.

SECTION .4 Officers.

(a) Qualifications.  The Company may, but shall not be required to appoint or elect officers. To the extent that it elects officers, each officer of the Company shall be a natural person.  An officer need not be a resident of the State of Texas, a Member or a  Manager.

(b) Authority.  All officers of the Company shall have such powers and authority, subject to the direction and control of the Board of Managers, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the Board of Managers.

(c) Designation and Election. The Company may, but shall not be required to have. officers. The officers of the Company may consist of one or more of the following: a President and Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer, each of whom shall be elected by the Board of Managers.  In addition, the Board of Managers shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine.  Any two or more offices may be held by the same person. In the absence of the election of any of such officers, the Company may conduct the business normally conducted by such officer or officers, by the signature of its sole Manager or a majority of its Managers.

(d) Vacancies.  Any vacancy occurring in an office may be filled by the Board of Managers.

(e) Removal.  Any officer of the Company may be removed by the Board of Managers or the Executive Committee of the Board of Managers, whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(f) President and Chief Executive Officer.  The President and Chief Executive Officer of the Company shall have general and active management of the business and affairs of the Company; shall see that all orders and resolutions of the Board of Managers are carried into effect; and shall perform such other duties as the Board of Managers shall prescribe.  Additionally, the Chief Executive Officer shall preside at all meetings of the Members and the Board of Managers unless the Board of Managers shall choose to elect a Chairman of the Board, in which event the Chief Executive Officer shall preside at meetings of the Members and the Board of Managers in the absence of the Chairman of the Board.

(g) Chief Financial Officer.  The Chief Financial Officer of the Company, subject to the control of the Chief Executive Officer, shall be custodian of the financial records of the Company, analyze, monitor and present results of financial operations to the Board of Managers, the Chief Executive Officer and otherwise as directed by the Board of Managers, design, establish and administer or cause to be designed, established and administered an integrated financial reporting system with appropriate internal controls, consistent with applicable laws, conduct periodic internal reviews of financial reporting policies, procedures and systems and have the general powers and duties usually vested in a Chief Financial Officer and such other powers and duties as may be prescribed by the Board of Managers or Chief Executive Officer from time to time.

(h) Vice President.  Each Vice President shall have only such powers and perform only such duties as the Board of Managers may from time to time prescribe or as the Chief Executive Officer may from time to time delegate to such Vice President.

(i) Secretary.  The Secretary shall attend all sessions of the Board of Managers and all meetings of the Members and record all votes and the minutes of all proceedings in a book to be kept for that purpose.  The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board of Managers, and shall perform such other duties as may be prescribed by the Board of Managers or Chief Executive Officer, under whose supervision the Secretary shall be.  The Secretary shall keep in safe custody the seal of the Company and, when authorized by the Board of Managers, affix the same to any instrument requiring it, and, when so affixed, it shall be attested by the Secretary’s signature or by the signature of the Treasurer or an Assistant Secretary.

(j) Assistant Secretaries.  Each Assistant Secretary shall have only such powers and perform only such duties as the Board of Managers may from time to time prescribe or as the Chief Executive Officer may from time to time delegate.

(k) Treasurer.  The Treasurer, if any, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements of the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and Managers, at the regular meetings of the Board of Managers, or whenever they may require it, an account of all transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as the Board of Managers may prescribe.  If required by the Board of Managers, the Treasurer shall give the Company a bond in such form in such sum, and with surety or sureties as shall be satisfactory to the Board of Managers for the faithful performance of the duties of such office and for the restoration to the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company.

(l) Assistant Treasurers.  Each Assistant Treasurer shall have only such powers and perform only such duties as the Board of Managers may from time to time prescribe.

(m) Delegation of Authority.  In the case of any absence of any officer of the Company or for any other reason that the Board of Managers may deem sufficient, the Board of Managers may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the Board of Managers deems appropriate.

(n) Compensation; Reimbursement of Expenses.  The salaries or other compensation of the officers of the Company, if any, shall be  subject to prior approval by the Required Vote of Members.  The officers of the Company shall be entitled to prompt reimbursement of all reasonable out-of-pocket expenses incurred in the course of the performance of their duties.

SECTION .5 Interested Transactions.

No contract or transaction between the Company and one or more of its  Managers or officers, or between the Company and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its  Managers or officers are managers, Managers, or officers or have a financial interest, shall be void or voidable solely for this reason, provided that all the Members have approved such contract or transaction (by the Required Vote) and in accordance with the following:

(i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members;

(ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Members entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Members; and

(iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the Members.

SECTION .6 Reliance by Third Parties.  Notwithstanding any other provision contained in this Agreement, no lender, purchaser or other Person shall be required to verify any representation by a  Manager or officer of the Company as to the extent of the interest in the properties and assets of the Company that such  Manager or officer is entitled to encumber, sell or otherwise use, and any such lender, purchaser or other Person shall be entitled to rely exclusively on the representations of such  Manager or officer as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with such  Manager or officer, without the joinder of any other Person, as if it were the sole party in interest therein, both legally and beneficially.

SECTION 5.7   Special Provisions in the event of Company Default. In the event of any Company Default, the Class A Member may do any of the following (in addition to exercising any of its other available rights or remedies):

(a) Replace the Board of Managers and appoint itself or its designee as the sole Manager, removing the prior Manager, Board of Directors and any officers immediately upon notice;

(b) Exercise any and all of its rights under the Class A Security Agreement; or

(c) Cause an assignment of any unfulfilled drilling commitments under the Amac Leases, provided it reasonably protects the Manager’s rights in any existing wells and provides the Class B Member reasonable participation in future wells.

 DISTRIBUTIONS

SECTION .1 Distributions.  No cash distribution shall be made to Members by reason of their ownership or Membership Interest until the Class A Return of Capital has been fully repaid to the Class A Member.  Thereafter, cash distributions are in the following manner and the following order of priority:

(a) First, all cash available for distribution shall be distributed 40% to the Class A Members, to be applied to the Class A Preferred Return, and 60% to the Class B Members; and

(b) At such time as the Class A Cancellation Event occurs, all distributions shall be made to the Class B Members (except that the Class A Member shall continue to receive its distributions with respect to the Class A Initial Royalty and Class A Primary Royalty).

Notwithstanding anything else herein, the foregoing manner and priority of distribution will not be altered or amended without the unanimous affirmative vote of all of the Members.

SECTION .2 Limitation on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member to the extent that such distribution is not permitted under Section 101.206 of the Texas Act.  A Member who receives a distribution that is not permitted under the terms of Section 101.206 of the Texas Act shall have no liability under the Texas  Act or this Agreement to return the distribution unless the Member knew that the distribution violated the terms of such article at the time the distribution was made.

SECTION .3 Compliance with Lender Loan Documentation. The Board of Managers shall cause the Company to comply with all accounting and reporting requirements of the Lender Loan Documentation.

CAPITAL ACCOUNTS AND ALLOCATIONS

SECTION .1 Capital Account.   The Company shall maintain on its books and records a separate capital account (“Capital Account”) for each Member.  The balance of the Capital Account of each Member shall be computed as follows:

(a) The initial balance of the Capital Account of a Member shall give effect to the Capital Contribution made by such Member as of the date of adoption of this Agreement.

(b) The balance of the Capital Account of a Member shall thereafter be increased as follows:

(i) Such balance shall be increased by the amount of any Capital Contribution made by such Member.  Such increase occurs at the time of the Capital Contribution.

(ii) Such balance shall be increased by the fair market value (as determined by the Board of Managers and approved by all the Members) of any other asset (other than cash) and the taxable amount of any services contributed to the Company by such Member, reduced by the amount of any liabilities of such Member assumed by the Company or which are secured by such property.  Such increase occurs at the time of the contribution.

(iii) Such balance shall be increased by the Net Income allocated to a Member pursuant to Sections 7.3 and 7.4 (or items of income and gain comprising such Net Income).  Such increase occurs at the end of the taxable year.

(c) The balance of the Capital Account of a Member shall be decreased as follows:

(i) Such balance shall be decreased by the amount of cash distributed to such Member by the Company.  Such decrease occurs at the time of the distribution.

(ii) Such balance shall be decreased by the fair market value (as determined by the Board of Managers and approved by all the Members) of any property distributed to such Member by the Company, reduced by the amount of any liabilities of the Company that are assumed by such Member or secured by property of the Company distributed to such Member.  Such decrease occurs at the time of the distribution.

(iii) Such balance shall be decreased by the Net Loss allocated to a Member pursuant to Sections 7.3 and 7.4 (or items of loss or deduction comprising such Net Loss).  Such decrease occurs at the end of the taxable year.

(d) In determining the amount of any liability for purposes of paragraph (b) or (c) above, there shall be taken into account section 752(c) and any other applicable provision of the Internal Revenue Code.

(e) The provisions of this Agreement relating to the maintenance of Capital Accounts and the computation of the balances thereof shall be interpreted and applied in a manner consistent with Treasury Regulation § 1.704-1(b) and Treasury Regulation § 1.704-2. If the Board of Managers determines that it is prudent to modify the manner in which the balances of the Capital Accounts are computed in order to comply with Treasury Regulation § 1.704-1(b) and Treasury Regulation § 1.704-2, the Board of Managers may make such modification, provided that it does not have an effect on the amount distributable to any Member (or the time at which any such distribution is to be made) upon the winding up of the Company pursuant to this Agreement.

SECTION .2 Net Income and Net Loss.  As used herein, the terms “Net Income” and “Net Loss” mean, for each taxable year or other relevant period, the taxable income or loss of the Company for such year or period determined in accordance with section 703(a) of the Internal Revenue Code (including items required to be separately stated pursuant to section 703(a)(1) of the Internal Revenue Code), subject to the following adjustments:

(a) Any income or deductions for tax purposes attributable to an election under section 754 of the Internal Revenue Code shall be disregarded;

(b) There shall be added to taxable income or loss the amount of any receipt that is permanently excluded from gross income or is exempt from taxation under the Internal Revenue Code, but which is not a capital contribution, loan proceed, recovery of capital or part of a non-recognition exchange;

(c) There shall be subtracted from taxable income or loss any expenditure of the Company that is not currently deductible nor capitalized for tax purposes (which expenditures are described in section 705(a)(2)(B) of the Internal Revenue Code);

(d) To the extent that an adjustment to the adjusted tax basis of any asset of the Company pursuant to section 734(b) or 743(b) of the Internal Revenue Code is required, pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as Net Income of the Company (if the adjustment increases the basis of the asset) or Net Loss of the Company (if the adjustment decreases the basis of the asset);

(e) In accordance with Treasury Regulation §§ 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i), depreciation, amortization, and gain or loss shall be computed by reference to the book value, rather than the tax basis, of the assets of the Company, in the manner set forth in Treasury Regulation § 1.704-1(b)(2)(iv)(g). For these purposes, the initial book value of property of the Company will equal (i) in the case of property contributed by a Member to the Company, the fair market value of such property on the date of contribution as determined in accordance with Treasury Regulation § 1.7041(b)(2)(iv)(d), (ii) in the case of property that is revalued pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f), the fair market value of such property on the date of revaluation and (iii) in all other cases, the tax basis of such property; and

(f) In the event that the Board of Managers elects, pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f), to adjust the Capital Accounts of the Members to reflect a revaluation of the book value of property of the Company upon the occurrence of one of the events specified in Treasury Regulation § 1.704-1(b)(2)(iv)(f)(5), any increase or reduction in the book value of property of the Company shall be treated as gain or loss, respectively, for purposes of computing Net Income or Net Loss.

SECTION .3 General Allocations.  Except as provided in Section 7.4 Net Income and Net Loss of the Company for each fiscal year shall be allocated to the Members in an amount equal to the distributions made to such Members pursuant to Section 6.1.  Special Regulatory Allocations.  Notwithstanding anything to the contrary in this Article VII, the following special allocations shall be made in the order of priority set forth below.

(a) If there is a net decrease in “partnership minimum gain,” as defined in Treasury Regulation § 1.704-2(b)(2) and determined under Treasury Regulation § 1.704-2(d), during any fiscal year (“Minimum Gain”), each Member shall be specially allocated items of income and gain of the Company for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Minimum Gain, determined in accordance with Treasury Regulation § 1.704-2(g). Allocations made pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto, and the items to be so allocated shall be determined in accordance with Treasury Regulation § 1.704-2(f)(6).

(b) If there is a net decrease in Member Minimum Gain (as defined below) attributable to a “partner nonrecourse debt,” within the meaning of Treasury Regulation § 1.704-2(b)(4) (“Member Nonrecourse Debt”), during any fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation § 1.704-2(i)(5), shall be specially allocated items of income and gain of the Company for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation § 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto, and the items to be so allocated shall be determined in accordance with Treasury Regulation § 1.704-2(j)(2)(ii). For purposes of this Section 7.4(b), “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation § 1.704-2(i)(3).

(c) In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain of the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate (to the extent required by the Treasury Regulations) as quickly as possible any Adjusted Capital Account Deficit (as defined below) created by such adjustments, allocations or distributions; provided, however, that an allocation pursuant to this Section 7.4(c) shall be made only if, and to the extent that, such Member would have had an Adjusted Capital Account Deficit if all other allocations provided for in Section 7.4 had been tentatively made as if this Section 7.4(c) were not a part of this Agreement.  For these purposes, “Adjusted Capital Account Deficit” means the deficit balance, if any, in the Capital Account of a Member as of the end of the applicable fiscal year after (i) crediting thereto any amounts which such Member is obligated to restore pursuant to this Agreement or Treasury Regulation § 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to Treasury Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debiting to such Capital Account the amounts described in Treasury Regulation §§ 1.7041 (b)(2)(ii)(d)(4), (5) and (6).  The foregoing definition is intended to comply with Treasury Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions (within the meaning of Treasury Regulation § 1.704-2(b)(1) and as determined under Treasury Regulation § 1.704-2(c)) shall be allocated among the Members in the same manner that Net Loss is allocated pursuant to Section 7.3 hereof.

(e) Any item of Company loss, deduction, or expenditure described in Section 705(a)(2)(B) of the Internal Revenue Code, that is attributable to a Member Nonrecourse Debt shall be allocated to those Members that bear the economic risk of loss for such Member Nonrecourse Debt, and among such Members in accordance with the ratios in which they share such economic risk determined in accordance with Treasury Regulation § 1.704-2(i).

(f) To the extent that an adjustment to the adjusted tax basis of any asset of the Company pursuant to section 734(b) or section 743(b) of the Internal Revenue Code is required, pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, Net Income or Net Loss resulting from such adjustment shall be specially allocated to the Members in a manner consistent with the adjustments to their Capital Accounts required pursuant to such section of the Treasury Regulations.

(g) The allocations set forth in paragraphs (a) through (c) above (the “Regulatory Allocations”) are intended to comply with certain provisions of Treasury Regulation § 1.704-1(b).  Notwithstanding any other provisions of this Article VII, the Regulatory Allocations shall be taken into account in allocating other Net Income and Net Loss and other items of income and deduction among the Members so that, to the extent possible, the net amount of the Regulatory Allocations and the allocations of other Net Income and Net Loss, and items of income and deductions to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

SECTION .4 Allocations of Tax Incidents.

(a) Except as otherwise provided below, all items of income, gain, loss, deduction or credit of the Company as computed for federal, state and local tax purposes, shall be allocated for such purposes among the Members in the same manner as the corresponding item of income, gain, loss, deduction, or credit was allocated pursuant to Sections 7.3 and 7.4 for book purposes.

(b) In accordance with section 704(c) of the Internal Revenue Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation at the time of contribution between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value.  For these purposes, property of the Company that is revalued pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f) shall be deemed contributed to the Company at the time of such revaluation.  Allocations made pursuant to this Section 7.4(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or its share of income, gain, loss, deduction, credit or distributions of the Company pursuant to any provision of this Agreement.

(c) As between a transferor and transferee of any Membership Interests, each item of income, gain, loss, deduction, or credit attributable to the transferred Membership Interests shall, for tax purposes, be allocated among the transferor and transferee as if the books of the Company were closed on the date of the transfer and (i) all items of income, gain, loss, deduction, or credit attributable to the period ending on or before the date of the transfer shall be allocated to the transferor and (ii) all items of income, gain, loss, deduction, or credit attributable to the period beginning on the day after the date of the transfer shall be allocated to the transferee.

MEETINGS OF MEMBERS

SECTION .1 Place of Meetings.  Meetings of Members for the election of  Managers or for any other purpose shall be held at such places, either within or without the State of Texas, as may be designated by the Board of Managers and stated in the notice of the meeting.

SECTION .2 Annual Meeting.  Annual meetings of the Members shall be held on such date and at such time as shall be designated by the Board of Managers.

SECTION .3 Special Meetings.  Special meetings of the Members may be called by the Board of Managers or any Member.  Only business within the purpose or purposes described in the notice of meeting delivered to the Members in accordance with Section 8.4 may be conducted at a special meeting of Members.

SECTION .4 Notice of Meeting.  Written or printed notice of all meetings of the Members stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting to each Member entitled to vote at such meeting.

SECTION .5 Record Dates.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board of Managers may fix in advance a record date, which date shall not be less than 10 nor more than 60 days prior to the date of the meeting.  In addition, whenever action by Members is proposed to be taken by consent in writing without a meeting of Members, the Board of Managers may fix a record date for the purpose of determining Members entitled to consent to that action, which record date shall not precede, and shall not be more than 10 days after, the date upon which the resolution fixing the record date is adopted by the Board of Managers.  If no record date has been fixed by the Board of Managers for the purpose of determining Members entitled to consent in writing to any action, the record date for determining Members entitled to consent to that action shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

SECTION .6 Quorum.  The presence, in person or represented by proxy, of the Registered Holders of a majority of the Membership Interests shall constitute a quorum for the purpose of considering such matter at a meeting of the Members.  If a meeting of the Members cannot be organized because a quorum shall not be present or represented, the Members entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time until a quorum shall be present or represented.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting at which a quorum shall be present or represented, the Members may transact any business which might have been transacted at the original meeting.

SECTION .7 Voting.  Unless otherwise required by law or expressly provided to the contrary herein or in the Members Agreement, any matter brought before a meeting of the Members (including, but not limited to, the election of Managers) shall be decided by the Required Vote of the Members.  The Class A Members shall have no vote unless and until a Company Default.

SECTION .8 Conduct of Meetings of Members.  At each meeting of the Members, the sole Manager, or if there is more than one Manager, a Manager chosen by the Board of Managers  shall preside and act as lead Manager of the meeting.  The Secretary or, in his absence, a person whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.  The Board of Managers may adopt such rules and regulations as it determines are reasonably necessary or appropriate in connection with the organization and conduct of any meeting of the Members.

SECTION .9 Proxies.  Each Member entitled to vote at a meeting of the Members may authorize another person or persons to act for him by proxy with respect to any Membership Interests owned by such Member, but no such proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the Membership Interests to which it relates or an interest in the Company generally.

SECTION .10 Action Without Meeting; Telephone or Electronic Communication.

(a) Any action required or permitted to be taken at a meeting of the Members of the Company may be taken without a meeting without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of Membership Interests having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all Membership Interests entitled to vote on the action were present and voted.

(b) Every written consent signed by the holders of less than all the Membership Interests entitled to vote with respect to the action that is the subject of the consent shall bear the date of signature of each Member who signs the consent.  No written consent signed by the holders of less than all the Membership Interests entitled to vote with respect to the action that is the subject of the consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the

Company in the manner required by this subsection, a consent or consents signed by the holder or holders of Membership Interests having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, registered agent, principal place of business, transfer agent, registrar, exchange agent or an officer or agent of the Company having custody of the books in which proceedings of meetings of Members are recorded.  If a written consent executed in accordance with this Section is solicited by the Company or the Board of Managers, delivery to the Company may be made to the person or persons, at the address or addresses, and in the manner or manners authorized by the Board for that purpose.  If such written consent is not solicited by the Company or the Board of Managers, however, then (i) delivery to the Company must be made to the Company’s registered office, its principal executive office or principal place of business, or to an officer or agent of the Company having custody of the minute book, and (ii) delivery shall be by hand or by certified or registered mail, return receipt requested, and if delivered to the Company’s principal place of business, shall be addressed to the Chief Executive Officer of the Company.

(c) A confirmed E-mail or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section.

(d) If such action is authorized by the Certificate of Formation, prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action, in accordance with section 6.202 of the Texas Act.

(e) Subject to applicable notice provisions and unless otherwise restricted by the Certificate of Formation, Members may participate in and hold a meeting by means of conference telephone or similar communications equipment or another suitable electronic communications system (including without limitation video conferencing or the Internet), or any combination thereof, if the telephone or other equipment or system permits each person participating in the meeting to communicate with all other persons participating in the meeting.  Participation in such meeting shall constitute presence in person at such meeting, except where a person’s participation is for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

BOOKS, RECORDS AND INFORMATION;

FINANCIAL MATTERS

SECTION .1 Book and Records.  At all times until the winding up and termination of the Company, the Company shall maintain separate books of account which show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the business of the Company in accordance with this Agreement.  In addition, the Company shall keep and maintain in its principal office all the information required to be kept and maintained in accordance with Section 101.501 of the Texas Act and shall make such information available to any Member requesting the same within thirty days after receipt of written request by the Company as provided in such article.

SECTION .2 Other Information.  The Company shall use its reasonable best efforts to cause to be delivered to any Member such other information as such Member may reasonably request for the purpose of enabling it to comply in a timely manner with any reporting or filing requirements imposed by any statute, rule, regulation or otherwise by any governmental agency or authority.

SECTION .3 Fiscal Year.  The fiscal year of the Company shall be the calendar year.

TAX MATTERS

SECTION .1 Partnership for Tax Purposes.  The Members agree that it is their intention that the Company shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent herewith.  In furtherance of the foregoing, the Company will file as a partnership for United States federal income tax purposes.

SECTION .2 Tax Matters Partner.  R. Sandy Cunningham, Jr. is hereby designated as the “Tax Matters Partner” of the Company for purposes of section 6231(a)(7) of the Internal Revenue Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.  The Members shall take, and Tax Matters Partner is specifically authorized and directed to take, whatever steps the Tax Matters Partners  deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations.

SECTION .3 Tax Returns.  All matters relating to tax returns (including amended returns) filed by the Company, including tax audits and related matters and controversies, shall be determined and conducted by the Tax Matters Partner after consultation with the Board of Managers.  The Tax Matters Partner shall prepare and file or cause to be prepared and filed all tax returns (including amended returns) filed by the Company.  Upon written request, copies of all federal income tax returns and all other material tax returns shall be provided to each of the Members.  As promptly as practicable, and in any event in sufficient time to permit timely preparation and filing by each Member of its respective state and Federal tax returns, the Company shall deliver to each Member a copy of each state and Federal tax return or tax report filed by the Company.

SECTION .4 Tax Elections.  All elections for federal income tax purposes (and corresponding elections for state, local and foreign purposes) which are required or permitted to be made by the Company, and all material decisions with respect to the calculation of its income or loss for tax purposes, shall be made in such manner as the Tax Matters Partner shall determine in its sole discretion after consultation with the Board of Managers.

LIABILITY AND INDEMNIFICATION

SECTION .1 No Liability for Company Debts; Limited Liability.

(a) The debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, liabilities and obligations of the Company, and no Member or  Manager shall be liable for any such debts, liabilities or obligations.

(b) Except as otherwise expressly required by law, no Member, in its capacity as Member, shall have any liability to the Company, any other Member or the creditors of the Company in excess of the obligation of such Member to make the Capital Contributions in accordance with the provisions of this Agreement (to the extent that such Capital Contributions have not yet been made) and any other payments required to be made by such Members under the express provisions of this Agreement.

SECTION .2 Good Faith Actions; Exculpation. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company or any Member (or Affiliate of a Member) as a result of or in connection with any actions or omissions with respect to the Company on the part of such Covered Person in his or its capacity as such based on any claim of breach of fiduciary duty to the extent that such Covered Person (i) conducted himself or itself in good faith and (ii) reasonably believed that his or its conduct was in the best interests of the Company, regardless of the negligence or other result of such Covered Person.  In addition, no Covered Person shall be liable to the Company or any Member (or Affiliate of a Member) for actions taken by such Covered Person in his or its capacity as such which would be consistent with the duty of loyalty and care applicable to a member of the board of Managers of a Texas corporation.

(a) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any  Manager, officer or other Person as to matters the Covered Person reasonably believes are within the professional or expert competence of such  Manager, officer or other Person and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Net Income, Net Loss or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

SECTION .3 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, damages, liabilities, judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorney’s fees) actually incurred by such Covered Person in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such a claim, demand, action, suit or proceeding and any inquiry or investigation that could lead to such a claim, demand, action, suit or proceeding (any such claim, demand, action, suit, proceeding, appeal, inquiry or investigation being hereinafter referred to as a “Proceeding”), in which such Covered Person was, is or is threatened to be made a named defendant or respondent as a result of or based upon his or its status as a Covered Person or any action or omission taken by him or it in his or its capacity as such, regardless of whether any of said losses, claims, damages, liabilities, judgments, penalties, fines, settlements or expenses resulted from the negligence or other fault of such Covered Person.  Notwithstanding the foregoing, no Covered Person shall be indemnified and held harmless unless a determination is made in accordance with paragraph (c) below that such Covered Person (i) conducted himself or itself in good faith, (ii) reasonably believed that his or its conduct was in the best interests of the Company (in the case of conduct by a Covered Person in his or its official capacity) or at least not opposed to the best interests of the Company (in all other cases) and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that his or its conduct was unlawful.

(b) Notwithstanding the provisions of paragraph (a) above, in the case of a Proceeding in which a Covered Person is found liable on the basis that personal benefit was improperly received by the Covered Person, whether or not the benefit resulted from an action taken in his or its official capacity, or is found liable to the Company or is found liable for willful or intentional misconduct in the performance of his or its duty to the Company, the indemnification provided under paragraph (a) above shall not apply.  A Covered Person shall be deemed to have been found liable in respect of any claim, issue or matter only after the Covered Person shall have been so adjudged by a court of competent jurisdiction

(c) A determination that the requirements for indemnification of a Covered Person pursuant to paragraph (a) above have been satisfied shall be made as follows:

(i) by determination of all the Members who at the time of the vote are not named defendants or respondents in the Proceeding;

(ii) if such a quorum cannot be obtained, by determination of all the Members designated to act in the matter by a majority vote of all  Managers, consisting solely of two or more  Managers who at the time of the vote are not named defendants or respondents in the Proceeding;

(iii) by special legal counsel selected by the Board of Managers or a committee of the Board of Managers by vote as set forth in subparagraph (i) or (ii) above, or if such quorum cannot be obtained and such committee cannot be established, by a majority vote of all  Managers; or

(iv) by the Members in a vote that excludes the Membership Interests held by  Managers who are named defendants or respondents in the Proceeding.

(d) To the fullest extent permitted by law and without limiting any right granted to a Covered Person under this Section 11.3, the Company shall indemnify and hold harmless each Covered Person from and against any and all reasonable expenses (including court costs and attorney’s fees) incurred by such Covered Person in connection with a Proceeding in which the Covered Person was a named defendant or respondent because of his or its status as such, if such Covered Person has been wholly successful, on the merits or otherwise, in the defense of such Proceeding.

(e) To the fullest extent permitted by law, the Company shall pay or reimburse, in advance of the final disposition of a Proceeding and without the determination specified in paragraph (c) above, reasonable expenses (including court costs and attorney’s fees) incurred by a Covered Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding because of his or its status as a Covered Person, after the Company receives a written affirmation by such Covered Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under the Texas Act and this Agreement and a written undertaking by or on behalf of such Covered Person to repay the amount paid or reimbursed if it is ultimately determined that such Covered Person has not met such standard or if it is ultimately determined that indemnification of the Covered Person against expenses incurred in connection with the Proceeding is prohibited under paragraph (a) above.  The written undertaking required by the preceding sentence must be an unlimited general obligation of the Covered Person but need not be secured.  It may be accepted without reference to financial ability to make repayment.

(f) Notwithstanding any other provision contained in this Section 11.3, the Company may pay or reimburse expenses incurred by a Covered Person in connection with his or its appearance as a witness or other participation in a Proceeding at a time when he or it is not a named defendant or respondent in such Proceeding.

(g) The Company may indemnify and advance expenses to Person who is or was serving at the request of the Company as a  Manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the same extent that it may indemnify and advance expenses to Covered Persons under this Section 11.3.

(h) Any indemnification or advancement of expenses under this Section 11.3 shall be satisfied solely out of the property and assets of the Company, including insurance.  In no event may a Covered Person subject any Member to personal liability by reason of this Section 11.3.

(i) The indemnification and advancement of expenses provided for in this Section 11.3 shall be in addition to any other rights to which a Covered Person may be entitled pursuant to any contract or agreement or any approval of the Board of Managers or Members or as a matter of law, whether with respect to an action of a Covered Person in his capacity as such or in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of a Covered Person.

(j) To the fullest extent permitted by law, a Covered Person shall not be denied indemnification or advancement of expenses under this Section 11.3 solely on the grounds that such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is one otherwise permitted to be carried out by the terms of this Agreement.

(k) Any indemnification of or advancement of expenses to a Covered Person in accordance with this Section 11.3 shall be reported in writing to the Members with or before the notice or waiver of notice of the next meeting of the Members or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advancement.

(l) The Company may, but shall not be obligated to, purchase and maintain insurance or another arrangement on behalf of any Covered Person or any Person who is or was serving at the request of the Company as a  Manager, officer, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company or corporation, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him or it and incurred by him or it in such a capacity or arising out of his or its status as such, whether or not the Company would have the power to indemnify him or it against that liability under this Section 11.3. If the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the Person only if including coverage for the additional liability has been approved by the Members.  Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, the Company may, for the benefit of Persons indemnified by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company or (iv) establish a letter of credit, guaranty, or surety arrangement.  The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other person deemed appropriate by the Board of Managers regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Company.  In the absence of fraud, the judgment of the Board of Managers as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other Person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the  Managers approving the insurance or arrangement to liability, on any ground, regardless of whether the  Managers participating in the approval are beneficiaries of the insurance or arrangement.

(m) The agreements contained in this Section 11.3 shall survive any winding up and termination of the Company.

(n) Notwithstanding anything to the contrary contained in this Section 11.3, any rights of any Covered Person to any payments or contributions and the obligation of the Company to comply with the terms hereof are expressly subordinate to payment of any and all amounts required to be paid and performance of any and all obligations required to be performed under and pursuant to any of the Lender Loan Documentation.

WINDING UP AND TERMINATION

SECTION .1 Winding Up.

(a) The business and affairs of the Company shall be wound up upon the occurrence of one or more of the following events:

(i) the adoption by the Board of Managers, and, by a vote of all the Members, approval of a resolution providing that the Company shall be wound up;

(ii) the entry of a decree by a court requiring the winding up of the Company; or

(iii) an event  which by law requires the winding up of the Company.

(b) The Board of Managers shall promptly notify the Members of the occurrence of the event requiring the winding up of the Company.

SECTION .2 Liquidating Trustee.  To facilitate the winding up of the Company,  the Board of Managers shall designate one or more  Managers or other Persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company.  Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Texas Act.  In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company.  It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

SECTION .3 Application of Company Assets.  In winding up the business and affairs of the Company, the assets of the Company shall be paid and distributed in the following manner and priority:

(i) First, to the extent otherwise permitted by law, to creditors, including Members who are creditors in satisfaction of liabilities (other than for distributions) of the Company, whether by payment or by establishment of reserves;

(ii) Second, to Members and former Members in satisfaction of the Company’s liability for distributions; and

(iii) Third, to Members in proportion to their respective Capital Account balances.

SECTION .4 Termination.  Upon the completion of the winding up of the business and affairs of the Company, when all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor (or, in case the property and assets of the Company are not sufficient to satisfy and discharge all of its liabilities and obligations, then when all the property and assets have been applied so far as they will go to the just and equitable payment of its liabilities and obligations) and all the remaining property and assets of the Company have been distributed to the Members in accordance with their respective rights and interests set forth in Section 12.3, a certificate of termination shall be executed on behalf of the Company by a  Manager or Member designated by the Liquidating Trustees, which certificate of termination shall comply with the requirements of Section 11.101 of the Texas Business Organizations Code, and the Liquidating Trustees shall cause such certificate of termination to be filed in the office of the Secretary of State of the State of Texas and shall take such other actions as they may determine are necessary or appropriate to terminate the Company.  The existence of the Company shall terminate (except to the extent expressly provided to the contrary under applicable law) when a certificate of termination with respect to the Company has been filed with  the Secretary of State of the State of Texas.

SECTION .5 Claims of the Members.  The Members and former Members shall look solely to the property and assets of the Company for the return of their Capital Contributions, and if the property and assets of the Company remaining after payment of or due provision for all liabilities to creditors are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any Member.

SECTION .6 Waiver of Partition.  Each Member hereby waives until termination of the Company any and all rights that it may have to maintain an action for partition of the property and assets of the Company.

DEFINITIONS

AND INTERPRETATIONS

SECTION .1 Definitions.

(a) As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Additional Capital Contribution” means any Capital Contribution made by or credited to a Member subsequent to such Member’s admission to the Company as a Member.

“Additional Member” means any Member designated as such on Exhibit A, being any Member (including Transferee Members) admitted as a member of the Company at any time after the date hereof pursuant to the terms hereof.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, general partner interest, by contract or otherwise (and the terms “controlling” and “controlled” have correlative meanings).

“Amac” means Amac Energy, LLC

“Amac Leases” means the approximate3,683.74 acres under oil and gas leases in Frio County, Texas to be acquired from AMAC with the proceeds of the Class A Capital Contributions, which such leases are described on Exhibit B.

 “Business Day” means any day other than Saturday, Sunday, a legal holiday, or a day on which national banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means the cash which a Member has contributed or is deemed to have contributed to the Company in accordance herewith in its capacity as a Member.

“Cash” means legal tender of the United States of America.

“Certificate of Formation” means the Certificate of Formation of the Company as in effect on the date hereof and any and all amendments thereto and restatements thereof filed from time to time hereafter on behalf of the Company in the office of the Secretary of State of the State of Texas.

“Change of Control” shall means the transfer by one or more Members in one or more transactions of Membership Interests to the extent that immediately following such transaction or transactions that  all of the Members as of the effective date of this Agreement collectively own Membership Interests amounting to less than a majority in the Membership Interests owned by  such Members as of the Effective Date of this Agreement.

“Class A Cancellation Event” means the first date after the Class A Member has achieved the Class A Return of Capital and been fully conveyed the Class A Preferred Return and the Class A Initial Royalty and Class A Primary Royalty.

“Class A Capital Contribution” means the cash Capital Contribution of $7,000,000 being made to the Company concurrently with the execution of this Agreement by the Class A Member.

“Class A Membership Interests” means the class of Membership Interests designated as such in Section 4.3.

“Class A Membership Payment Rights” means the following:

(i) The Class A Return of Capital;

(ii) The Class A Preferred Return; and

(iii) The Class A Primary Royalty, and

(iv) The Class A Initial Royalty. .

“Class A Preferred Return”  means the $7,000,000 in production payments to be paid to the Class A Members after payment of the Class A Return of Capital, which is required to occur within 18 months of the date hereof.

“Class A Return of Capital” means a return of all Capital Contributions of the holders of Class A Membership Interests, together with simple interest thereon at the rate of 10% per annum, which is required to occur within 12 months of the date hereof.

“Class A Initial Royalty” means the royalty of 1.55% of the 63.75% net revenue interest in the Amac Leases that will be conveyed to the Class A Member in form satisfactory to the Class A Member concurrently herewith, starting with the first production on the Leases and be valid for all production and wells throughout the Leases, which Class A Initial Royalty shall be free and clear of all costs except production taxes, and it will apply to any renewals, extensions and similar modifications of the Amac Leases and to any new leases acquired by the Company within the area covered by the Area of Mutual Interest as described on Exhibit D, and will be conveyed to the Class A Member as soon as practicable following the payment by the Class A Member of all of its required Capital Contributions.

“Class A Primary Royalty” means the royalty of 5% of the 63.75% net revenue interest in the Amac Leases that will be conveyed to the Class A Member in form satisfactory to the Class A Member concurrently herewith, starting on the date the Class A Return of Capital and Class A Preferred Return are paid in accordance hereof, which Class A Primary Royalty shall be free and clear of all costs except production taxes, and it will apply to any renewals, extensions and similar modifications of the Amac Leases and to any new leases acquired by the Company within the area covered by the Area of Mutual Interest as described on Exhibit D, and will be conveyed to the Class A Member as soon as practicable following the payment by the Class A Member of all of its required Capital Contributions.

“Class A Security Interest” means the pledge, lien and security interest granted the Class A Member under the Class A Security Agreement, securing the obligations of the Company under this Agreement in the event of any Company Default, which shall be in form acceptable to the Class A Member and which shall include without limitation (a) a pledge, lien and security interest in the assets of the Company, including the Amac Leases, and (b) a pledge, lien and security interest in the Membership Interests of the Class B Member.

“Class A Security Agreement” means the Security Agreement and other documents to be entered into upon the closing of the acquisition of the Amac Leases, securing certain obligations of the Company and the Class B Member to the Class A Member through the Class A Cancellation Event.  The term “Lender Loan Documentation” refers to the Class A Security Agreement and related security documents, held by the Class A Member.

“Class B Membership Interests” means the class of Membership Interests designated as such in Section 4.3.

“Company Default” means the failure of the Company to do any of the following:

(i)	Cause the drilling of at least one oil and gas well on or prior to 12 months from the date hereof;

(ii)	Obtain drilling funds of at least $21,500,000 with a satisfactory drilling partner within six months of the date hereof;

(iii)	Meet any material obligation under the Amac Leases or any drilling contract;

(iv)	Timely payment the Class A Return of Capital or the Class A Preferred Return; or

(v)	Failure to perform any obligation herein or breach any obligation herein.

“Confidential Information” means any proprietary or confidential information of or relating to the Company, including, but not limited to, any business information, intellectual property, trade secrets or other information relating to the businesses, products, services, customers, assets or liabilities of the Company, except for any information that is generally available to the public (otherwise than through a breach by the party disclosing the same of its obligations under this Agreement).

 “Covered Person” means (i) any  Member or Manager of the Company and (ii) to the extent provided by resolution of the Board of Managers, any other officer, employee or agent of the Company or any of its Affiliates.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time (and any successor statute).

“Member” means any Person admitted as a member of the Company as of the date hereof or at any time hereafter in accordance with this Agreement (but not any Person who has ceased to be a member of the Company).

“Membership Interests” means the classes of Membership Interests designated as such in Section 4.3.

“Original Capital Contribution” means the Capital Contribution made by or credited to a Member concurrently with such Member’s admission to the Company as a Member.

 “Permitted Transferee” means (i) a member of a Member’s immediate family, (ii) a trust that benefits the Member or a member of a Member’s immediate family,  or (iii) an Affiliate of a Member.

“Person” means an individual, or a corporation, limited liability company, partnership (whether general or limited), joint venture, trust, unincorporated organization, joint stock company, association, or other entity, or any government, or any agency or subdivision thereof.

“Property or Properties” means all of the oil and gas leases and other tangible and intangible property of the Company, including the Amac Leases.

“Record Holder” means the Person in whose name a Membership Interests are registered in the Membership Interest Register as of the close of business on a particular day.

“Required Vote of the Members” means, except as required by applicable law with respect to any matter, the vote of all the Members.

“Texas Act” means the Texas Business Organizations Code, as the same may be amended from time to time (and any successor statute).

“Transfer” means, with respect to a Unit, a sale, assignment, transfer, exchange or any other disposition of such Membership Interests (including, without limitation, by operation of law), and the term “Transferred” shall have a correlative meaning.

“Transferee” has the meaning ascribed thereto in Section 4.5(a).

“Transferee Member” means a Transferee who is admitted to the Company as a Member in accordance with Section 4.5.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

(b) Each of the terms identified below has the meaning specified in the provision set forth opposite such term in the following table:

Term	Provision
Adjusted Capital Account Deficit	Section 7.4(c)
Agreement	Introductory paragraph
Board of Managers	Section 5.1(a)
Capital Account	Section 7.1
Company	Introductory paragraph
Limited Partnership	Section 1.3
Liquidating Trustees	Section 12.2
Member Minimum Gain	Section 7.4(b)
Member Nonrecourse Debt	Section 7.4(b)
Membership Interests Register	Section 4.9
Minimum Gain	Section 7.4(a)
Net Income	Section 7.2
Net Loss	Section 7.2
Proceeding	Section 11.3(a)
Regulatory Allocations	Section 7.4(g)
Tax Matters Partner	Section 10.2

SECTION .2 Interpretation.

(a) The headings and subheadings in this Agreement are included for convenience of reference only and are in no way intended to describe, interpret, define, extend or limit the scope or meaning of this Agreement or any provision hereof.

(b) Nouns, pronouns and verbs used in this Agreement shall be construed as masculine, feminine, neuter, singular or plural, as the context requires.

(c) Unless the context otherwise requires, all references herein to “Articles,” “Sections,” “paragraphs” and “subparagraphs” shall refer to provisions of this Agreement.

MISCELLANEOUS

SECTION .1 Confidentiality.

(a) Each Member agrees that he or it shall not use, publish, disseminate, distribute or otherwise disclose all or any portion of the Confidential Information without the prior written approval of the Company.

(b) In the event that a Member receives either a request to disclose any Confidential Information under the terms of a subpoena or order issued by a court or other governmental authority or advice of legal counsel that disclosure is required under applicable law, such Member agrees that, prior to disclosing any Confidential Information, it shall (i) immediately notify the Company of the existence and terms of, and the circumstances attendant to, such request or advice, (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any such request or to otherwise eliminate the need for such disclosure and (iii) if disclosure is required, cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as is required to be disclosed.

SECTION .2 Representations and Warranties of the Members.  Each Member hereby represents and warrants as follows:

(a) Such Member has full power and authority to execute and deliver this Agreement and to carry out his or its obligations hereunder in accordance with the terms hereof, without the consent, concurrence or joinder or any other Person.  This Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against him or it in accordance with the terms hereof.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under, (i) any outstanding indenture, mortgage, loan agreement or other contract or agreement to which such Member is a party or by which his or its properties are bound or (ii) any statute, law, rule or regulation, order, writ, judgment or decree applicable to such Member or his or its properties.

(c) No consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of such Member in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION .3 Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be given by delivery in person or by overnight courier, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission (i) in the case of notices or other communications to the Company, its principal office and (ii) in the case of notices or other communications to a Member, its address set forth in the Membership Interests Register.  All notices and other communications that are addressed as provided in or pursuant to this Section 14.3 shall be deemed duly and validly given (i) if delivered in person or by overnight courier, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (iii) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

SECTION .4 Amendment.

(a) The Board of Managers may, without the approval of the Members or any other Person, modify or amend any provision of this Agreement to reflect (i) a change in the name of the Company, (ii) a change in the name of the registered agent or the location of the registered office of the Company in the State of Texas, (iii) a change in the location of the principal office of the Company, and (iii) a change required or contemplated by this Agreement.

(b) Except as provided in paragraph (a) above, any provision of this Agreement may be modified or amended only if such modification or amendment is adopted by the Board of Managers and approved by all of Members.

SECTION .5 Waiver.  Compliance with any provision of this Agreement may be waived only if such waiver is approved in writing by (i) the Board of Managers and (ii) each Member entitled to the benefits thereof.  Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION .6 Entire Agreement.  This Agreement and the Members Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof.  All Exhibits hereto are expressly made a part of this Agreement.

SECTION .7 Parties in Interest; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that, except as expressly provided herein, nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any other Person under or by reason of this Agreement).

SECTION .8 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction, with venue on any dispute in Harris County, Texas.

SECTION .9 Severability.  In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not be in any way impaired thereby.

SECTION .10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

 IN WITNESS WHEREOF, the Company, sole Manager and the Members have executed this Agreement as of the date first set forth above.

THE COMPANY:

EFOGC – EAST PEARSALL, LLC

By:	Eagle Ford Oil and Gas Corp.,
its sole Manager

By:
Paul L. Williams, Jr.,
Chief Executive Officer

By:
R. Sandy Cunningham,
President

SOLE MANAGER:

EAGLE FORD OIL AND GAS CORP.

By:
Paul L. Williams, Jr.,
Chief Executive Officer

By:
R. Sandy Cunningham,
President

THE MEMBERS:

Class A Member:

MOC EAGLEFORD, LLC

By:
Tony Pilegge
Vice President

Class B Member:

EAGLE FORD OIL AND GAS CORP.

By:
Paul L Williams, Jr.,
Chief Executive Officer

By:	R. Sandy Cunningham, Jr.,
President